Exhibit 3.4

SIXTH AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

PRECISION AEROSPACE & DEFENSE GROUP, INC.

This Sixth Amended and Restated Articles of Incorporation (collectively with all exhibits hereto) of Precision Aerospace & Defense Group, Inc. (the “Corporation”), a corporation organized and in active status under the laws of the State of Florida, is dated as of February 16, 2026 (the “Effective Date”).

WHEREAS, the Corporation desires to Amend and Restate the Fifth Articles of Incorporation dated July 30, 2025 with the State of Florida to authorize the issuance of 200,000 shares of Series E Preferred Stock as contained in Exhibit E (Certificate of Designation of Preferred Series E Stock).

ARTICLE I

Name

The name of the Corporation is Precision Aerospace & Defense Group, Inc.

ARTICLE II

Principal Office

The principal office and mailing address of the Corporation is 20900 NE 30th Avenue, 8th Floor, Aventura, Florida 33180.

ARTICLE III

Purpose

The purpose for which the Corporation is organized is the transaction of any or all lawful business for which corporations may be incorporated under the Florida General Corporation Act.

ARTICLE IV

Capital Stock

Section 1. Authorized Capital Stock. The aggregate number of shares which the Corporation is authorized to issue is 110,000,000 shares, consisting of 100,000,000 shares of common stock, $0.001 par value, and 10,000,000 shares of blank check preferred stock, $0.001 par value.

Section 2. Preferred Stock. The Board of Directors is authorized at any time, and from time to time, to provide for the issuance of shares of preferred stock in one or more series, and to determine the designations, preferences, limitations and relative or other rights of any series of preferred stock. For each series, the Board of Directors shall determine, by resolution or resolutions adopted prior to the issuance of any shares thereof, the designations, preferences, limitations and relative or other rights thereof, including but not limited to the following relative rights and preferences, as to which there may be variations among different series:

A. The rate and manner of payment of dividends, if any;

B. Whether shares may be redeemed and, if so, the redemption price and the terms and conditions of redemption;

C. The amount payable upon shares in the event of liquidation, dissolution or other winding up of the Corporation;

D. Sinking fund provisions, if any, for the redemption or purchase of shares;

E. The terms and conditions, if any, on which shares may be converted or exchanged;

F. Voting rights, if any; and

G. Any other rights and preferences of such shares, to the full extent now or hereafter permitted by the laws of the State of Florida.

The Board of Directors shall have the authority to determine the number of shares that will comprise each series.

Prior to the issuance of any shares of a series, but after adoption by the Board of Directors of the resolution establishing such series, the appropriate officers of the Corporation shall file such documents with the State of Florida as may be required by law.

Section 3. Common Stock. Each share of Common Stock shall entitle the holder thereof to one vote, in person or by proxy, at any and all meetings of the shareholders of the Corporation, on all propositions before such meetings. Each share of Common Stock shall be entitled to participate equally in such dividends as may be declared by the Board of Directors out of funds legally available therefor, and to participate equally in all distributions of assets upon liquidation.

Section 4. Certain Definitions. For the purposes of these Articles:

“Voting Stock” shall mean all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors. Each share of Voting Stock shall have the number of votes granted to it pursuant to this Article IV or any designation of the preferences, limitations and rights of any series of preferred stock made pursuant to Section 2 of this Article IV.

Section 5. Terms of Series A Preferred Stock. See Exhibit A attached.

Section 6. Terms of Series B Preferred Stock. See Exhibit B attached.

Section 7. Terms of Series C Preferred Stock. See Exhibit C attached.

Section 8. Terms of Series D Preferred Stock. See Exhibit D attached.

Section 9. Terms of Series E Preferred Stock. See Exhibit E attached.

ARTICLE V

Board of Directors

Section 1. Number. The number of directors of the Corporation shall be as set forth in the bylaws.

Section 2. Newly Created Directorships and Vacancies. Newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled only by a majority vote of the directors then in office, and directors so chosen shall hold office for a term expiring at the next annual meeting of shareholders. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

Section 3. Removal. A director may only be removed by a vote of two-thirds of the shareholders entitled to vote thereon, at a special meeting of the shareholders called for that purpose.

Notwithstanding the foregoing, and except as otherwise provided by law, in the event that holders of any class or series of Preferred Stock are entitled, voting separately as a class, to elect one or more directors, only the holders of that class or series may participate in a vote with respect to the removal by shareholders of a director so elected.

ARTICLE VI

Amendment of Articles of Incorporation and Bylaws

Section 1. Articles of Incorporation. The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on shareholders herein are granted subject to this reservation. Notwithstanding the foregoing, the provisions of the first sentence of Section 3 of Article IV, and the provisions of Article V and this Article VI may not be altered, amended or repealed in any respect unless such alteration, amendment or repeal is approved by the affirmative vote of the holders of at least a majority of the then outstanding shares of Voting Stock, voting together as a single class.

Section 2. Bylaws. The power to adopt, alter, amend or repeal bylaws shall be vested in the Board of Directors. Bylaws adopted by the Board of Directors may be repealed or changed, and new bylaws may be adopted, by shareholders only if such repeal, change or adoption is approved by the affirmative vote of the holders of at least a majority of the then outstanding Voting Stock, voting together as a single class.

ARTICLE VII

INDEMNIFICATION

The Corporation shall indemnify, advance expenses, and hold harmless, to the fullest extent permitted by the Florida Business Corporation Act and other applicable law as it presently exists or may hereafter be amended, any person (a "Covered Person") who was or is made or is threatened to be made a party or is otherwise involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and whether formal or informal, by reason of the fact that they, or a person for whom they are the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation or of a partnership, joint venture, trust, enterprise, or nonprofit entity, including service with respect to employee benefit plans, against all liability, damages, and loss suffered and expenses (including attorneys' fees) actually and reasonably incurred by such Covered Person. Any amendment, repeal, or modification of this Article VII shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

ARTICLE VIII

ARTICLE CONSOLIDATION

These restated articles of incorporation consolidate all amendments into a single document.

ARTICLE IX

REQUIRED ADOPTION INFORMATION

The amendments are being filed pursuant to s. 607.0120(11) €,, F.S.

The amendments were adopted by the board of directors without shareholder action and shareholder action was not required.

ARTICLE X

EFFECTIVE DATE

The effective date of these amendments is February 16, 2026.

I submit this document and affirm that the facts stated herein are true. I am aware that the false information submitted in a document to the Department of State constitutes a third degree felony as provided for in s.817.155, F.S.

IN WITNESS WHEREOF, the undersigned duly authorized officer of Precision Aerospace & Defense Group, Inc. executed these Sixth Amended and Restated Articles of Incorporation as of this 16th day of February, 2026.

PRECISION AEROSPACE & DEFENSE GROUP, INC.

/s/ Nelson Lamis
Nelson Lamis
Secretary

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